WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.




DATA STATED IN MILLION                                                               Exhibit (27)


                                          McKESSON CORPORATION
                           VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION
                                              JUNE 30, 1994


                                                                     First           First
                                                                    Quarter         Quarter
REGULATION NUMBER     STATEMENT CAPTION                              1994            1993
- -----------------     ----------------------------------------     ---------       ---------
5-02(1)               Cash and cash items                          $  179.8        $   57.1
5-02(2)               Marketable securities
5-02(3)(a)(1)         Accounts receivable - trade
5-02(3)(b)(1)         Notes receivable trade
5-02(4)               Allowance for doubtful accounts
5-02(5)               Unearned income
5-02(6)(a)(1)         Finished goods
5-02(9)               Total current assets                          2,018.6         1,829.8
5-02(18)              Total assets                                  2,951.0         2,733.2
5-02(21)              Total current liabilities                     1,516.5         1,559.1
5-02(22)              Bonds mortgages & similar debt
5-02(23)              Indebtedness to related parties
5-02(24)              Other liabilities
5-02(28)              Preferred stock - mandatory redemption
5-02(29)              Preferred stock-no mandatory redemption
5-02(30)              Common stock                                     89.2            89.2
5-02(31)(a)(1)        Additional paid in capital                      165.6           163.5
5-02(31)(a)(2)        Additional capital other
5-02(31)(1)(3)(i)     Retained earnings - appropriated
5-02(31)(1)(3)(ii)    Retained earnings - unappropriated              627.7           563.8
5-03(b)(1)(a)         Net sales tangible products
5-03(b)(1)(b)         Operating revenues utilities & others
5-03(b)(1)(c)         Income from rentals
5-03(b)(1)(d)         Revenues from services
5-03(b)(1)(e)         Other revenues
5-03(b)(2)(a)         Cost of tangible goods sold
5-03(b)(2)(b)         Operating expenses utilities and others
5-03(b)(2)(c)         Cost of income from rentals
5-03(b)(2)(d)         Cost of services
5-03(b)(2)(e)         Cost of other revenues
5-03(b)(8)            Interest & amortization of debt discount
5-03(b)(10)           Income before taxes and other items              49.1            79.7
5-03(b)(11)           Income tax expense                               19.9            29.6
5-03(b)(14)           Income/loss from continuing operations           26.4            48.6
5-03(b)(15)           Discontinued operations                           9.6             6.7
5-03(b)(17)           Extraordinary items                                -             (4.2)
5-03(b)(18)           Cumulative effect-chngs in acctg. prin.            -            (16.7)
5-03(b)(19)           Net income or loss                               36.0            34.4



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